Exhibit 99.1
NEWS RELEASE

Contact:	Investor Relations
708.483.1300 Ext 1331
TreeHouse Foods, Inc. Reports Fourth Quarter 2009 Results
HIGHLIGHTS
•	Adjusted earnings per share increased 41.8% from last year

•	Net sales increased 1.7%; retail sales up 5.1%

•	Gross margins increased 320 basis points
Westchester, IL, February 11, 2010 — TreeHouse Foods, Inc. (NYSE: THS) today reported significantly higher fourth quarter earnings compared to last year driven by sales growth in its North American Retail Grocery and Food Away From Home businesses and gross margin improvement in all sales channels. Earnings for the quarter were $0.66 per fully-diluted share compared to $0.22 per fully diluted share in the fourth quarter of last year. On an adjusted basis, as described below, fully-diluted earnings per share improved 41.8% to $0.78 compared to $0.55 last year.
The reported results for the fourth quarter of 2009 included a variety of unusual items that affected the quarterly and full year comparisons. The first item relates to a non-cash charge of $7.6 million, ($0.14 per share) resulting from the impairment of TreeHouse’s Nature’s Goodness trade name as the Company focuses its private label opportunities in retail baby food. The second item relates to charges of $1.8 million ($0.04 per share) pertaining to acquisition costs relating to the acquisition of Sturm Foods. The third item is the tax benefit of $1.2 million ($0.04 per share) resulting from the acceleration of Canadian tax deductions as a result of the transfer of a portion of our salad dressing production from Canada to the United States. The Company also recognized a $0.02 per share gain on the mark to market adjustment to an interest rate swap agreement and a $0.01 per share gain on the translation of an intercompany note between the United States and Canada. Both of these gains in the fourth quarter of 2009 offset losses that were recorded in prior quarters as the Canadian dollar strengthened in 2009 versus 2008.
ITEMS AFFECTING DILUTED EPS COMPARABILITY:

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2009	2008	2009	2008
	(unaudited)		(unaudited)

Diluted EPS from continuing operations as reported	$0.66	$0.22	$2.48	$0.91
Non-cash tradename impairment	0.14		0.14	—
Acquisition costs	0.04		$0.04
Canadian tax deduction timing benefit	(0.04)		(0.04)	0.01
Mark to market adjustment on interest rate swap	(0.02)	0.14	(0.04)	0.14
(Gain) loss on intercompany note translation	(0.01)	0.13	(0.10)	0.21
Plant closing costs and other	0.01	0.01	0.01	0.30
Gain on insurance settlement for fixed assets			(0.26)
One time factory costs from inventory reduction programs		0.05		0.05

Adjusted diluted EPS	$0.78	$0.55	$2.23	$1.62

Commenting on the results, Sam K. Reed, Chairman and CEO, said, “We finished the year on an excellent note with continued unit sales growth and further improvement in margins. Private label continues to be fueled by both consumer preference for value and our customers’ goal to increase profitability. We see strong momentum heading into 2010.”
Adjusted operating earnings before interest, taxes, depreciation, amortization and other non-cash or unusual items (Adjusted EBITDA, reconciled to net income, the most directly comparable GAAP measure, appears on the attached schedule) increased 31.0% to $58.6 million in the quarter compared to $44.8 million in the same period last year. The increase is the result of sales growth and improved gross margins in the quarter.
Net sales for the fourth quarter totaled $404.8 million compared to $398.1 million last year, an increase of 1.7% (-0.6% excluding currency effects). Retail grocery sales increased 5.1% (2.2% excluding currency) compared to last year’s quarter and unit sales increased 3.2%, as the Company’s private label offerings continue to realize share gains across nearly all product categories. The Food Away From Home segment sales were up 4.2% (2.0% excluding currency) and unit sales were up 2.1% compared to last year as new products and increased distribution points offset the negative trends in the food away from home marketplace. Sales in the Industrial and Export segment declined 11.9% compared to the prior year due to lower selling prices associated with lower commodity costs and lower unit sales of co-packed products. Total gross margins for the quarter improved by 320 basis points to 23.3% compared to 20.1% last year. The improvement was due to carry over pricing compared to last year, more favorable input costs, and internal efficiencies from productivity gains. The margins improved principally in pickles, non-dairy creamer, salad dressings and soup.
Selling, distribution, general and administrative expenses were $52.0 million for the quarter, an increase of 18.7% from $43.8 million in the fourth quarter of 2008. The increase was due principally to higher incentive compensation expense reflecting the better than planned performance in 2009, along with $1.8 million in costs associated with the Sturm Foods, Inc. acquisition.
Other operating expense for the quarter was $7.7 million compared to $1.3 million in expense last year. In the fourth quarter of 2009 the Company wrote down the value associated with its Nature’s Goodness trademark as part of its initiative to focus on private label opportunities within retail grocery. Last year, the Company incurred $1.3 million of costs in the quarter primarily for the closure of the Portland, Oregon pickle plant.
Interest expense in the quarter was $4.3 million compared to $5.8 million last year as lower interest rates and lower debt levels due to strong operating cash flows over the past year contributed to the decline. The Company’s fourth quarter effective income tax rate of 27.1% was lower than the full year rate of 33.4%, primarily due to the favorable impact of a Canadian tax rate reduction enacted during the quarter and the aforementioned acceleration of certain Canadian tax deductions. Last year’s effective tax rate was very low due to tax deductions associated with last year’s mark to market adjustments on both an interest rate swap and an intercompany loan.
Net income for the quarter totaled $22.1 million compared to $6.8 million last year. Fully-diluted earnings per share from continuing operations for the quarter were $0.66 per share compared to $0.22 per share last year. Excluding unusual items, adjusted earnings per share from continuing operations for the fourth quarter of 2009 were $0.78, compared to last year’s fourth quarter adjusted earnings per share of $0.55.

SEGMENT RESULTS
The Company has three reportable segments:
1.	North American Retail Grocery — This segment sells private label and branded products to customers within the United States and Canada. These products include pickles, peppers, relishes, condensed and ready to serve soup, broths, gravies, jams, spreads, salad dressings, sauces, non-dairy powdered creamer, salsa, aseptic products and baby food.

2.	Food Away From Home — This segment sells primarily pickle products, Mexican sauces, aseptic and refrigerated products and sauces to foodservice customers, including restaurant chains and food distribution companies, within the United States and Canada.

3.	Industrial and Export — This segment includes the Company’s co-pack business and non-dairy powdered creamer sales to industrial customers. These customers either repackage the bulk powder into single serve packages for the foodservice industry or use it as an ingredient in other foodservice applications. Export sales are primarily to industrial customers.
The direct operating income for the Company’s segments is determined by deducting manufacturing costs from net sales and deducting direct operating costs such as freight to customers, commissions, as well as direct selling and marketing expenses. General sales and administrative expenses, including restructuring charges, are not allocated to the business segments as these costs are managed at the corporate level.
North American Retail Grocery net sales for the fourth quarter increased by 5.1% (2.2% excluding currency) to $265.7 million from $252.8 million during the same quarter last year. Unit sales growth of 3.2% was due to strong growth in salad dressing, salsa, pickles and soup more than offsetting a decline in the infant feeding category. Direct operating income margin improved to 17.2% from 13.9% last year due to mix changes, improvements in pickle margins resulting from last year’s rationalization strategy, and savings from procurement programs.
Food Away From Home segment sales increased 4.2% (2.0% excluding currency) from last year to $72.2 million despite the difficult market for food away from home sales. Volumes in the channel were up 2.1% primarily due to better sales of aseptic cheese sauces. Direct operating income margin was up significantly from 11.3% to 16.5% due to higher gross margins in pickles. The Company has benefitted from an overall improvement in pickle margins due to a very good crop year for cucumbers and a focused effort on production efficiencies.
Industrial and Export segment sales decreased 11.9% driven primarily by pricing, and unit sales declined 2.6%. Much of this business is industrial sales to customers that primarily utilize non-dairy creamer for applications in the food away from home market, and many of these customers have pass through pricing contracts. Despite the lower sales, direct operating income increased to $9.6 million from $8.9 million last year as productivity improvements more than offset the sales decline.
STURM FOODS, INC. ACQUISITION
On December 20, 2009, TreeHouse announced that it would acquire Sturm Foods for a purchase price of approximately $660 million in cash, subject to a final working capital adjustment. With over $340 million in revenue, Sturm is the leading manufacturer of private label sugar free drink mixes and hot cereals in the United States. The acquisition of Sturm will add two new large categories to our dry grocery portfolio. As previously disclosed, the Company intends to finance the transaction through a combination of approximately $400 million in new debt issuance, approximately $100 million in equity stock issuance and the balance funded from borrowings under TreeHouse’s existing revolving credit facility.

The closing of the transaction is subject to customary closing conditions and is expected to occur in the first quarter of 2010.
GUIDANCE FOR 2010
TreeHouse believes that private label volume growth will continue to outpace the overall market for retail grocery sales, and as such, expects unit volumes to increase in the range of 2%. Pricing is not anticipated to be a factor in revenue growth in 2010 as the Company’s input costs appear to be relatively stable. However, should input cost inflation require pricing in order to maintain margin neutrality, TreeHouse will react appropriately. Margins are expected to expand by 100 basis points in 2010 through a focus on internal efficiencies. Operating expenses are expected to rise as the Company begins to implement new ERP systems. Overall, earnings per share before the acquisition of Sturm Foods are expected to increase to a range of $2.32 to $2.37 per share, and the effective tax rate will settle at a range of 36% to 37%.
TreeHouse expects to close the Sturm transaction later in the first quarter. The Company expects the transaction will add another $0.27 to $0.30 in EPS in calendar year 2010. On a full year, proforma basis, it is anticipated that Sturm will contribute $0.38 to $0.40 in earnings, resulting in over 16% accretion before one-time items. These estimates are dependant on a variety of factors, including the timing of transaction closing, valuation estimates and market conditions at the time of closing. The Company will update the estimates after the transaction closes.
Commenting on the outlook for 2010, Sam K. Reed said, “We see 2010 as a year of opportunity. We expect to add Sturm to the TreeHouse family and will work to expand their base of customers throughout our North American distribution network. We see a relatively benign cost environment that will allow us to focus on new business opportunities while maintaining our diligent pursuit of production and distribution efficiencies.”
COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION
The adjusted diluted earnings per share data contained in this press release reflect adjustments to reported earnings per share data to eliminate the net expense or net gain related to items identified in the above chart. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management. Because the Company cannot predict the timing and amount of charges associated with non-recurring items or facility closings and reorganizations, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates. These costs are not recorded in any of the Company’s operating segments. Adjusted EBITDA represents net income before interest expense, income tax expense, depreciation and amortization expense, and non-recurring items. Adjusted EBITDA is a performance measure and liquidity measure used by management, and the Company believes it is commonly reported and widely used by investors and other interested parties, as a measure of a company’s operating performance and ability to incur and service debt. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. These non-GAAP measures may be different from similar measures used by other companies. A full reconciliation table between reported income for the three and twelve month periods ended December 31, 2009 and 2008 calculated according to GAAP and Adjusted EBITDA is attached. Given the inherent uncertainty regarding non-recurring items in any future period, a reconciliation of forward-looking financial measures to the most directly comparable GAAP measure is not feasible.

CONFERENCE CALL WEBCAST
A webcast to discuss the Company’s financial results will be held at 9:00 a.m. (Eastern Time) today and may be accessed by visiting the “Investor Overview” page through the “Investor Relations” menu of the Company’s website at http://www.treehousefoods.com.
ABOUT TREEHOUSE FOODS
TreeHouse is a food manufacturer servicing primarily the retail grocery and foodservice channels. Its products include non-dairy powdered coffee creamer; canned soup, salad dressings and sauces; salsa and Mexican sauces; jams and pie fillings under the E.D. Smith brand name; pickles and related products; infant feeding products; and other food products including aseptic sauces, refrigerated salad dressings, and liquid non-dairy creamer. TreeHouse believes it is the largest manufacturer of pickles and non-dairy powdered creamer in the United States and the largest manufacturer of private label salad dressings in the United States and Canada based on sales volume.
FORWARD LOOKING STATEMENTS
This press release contains “forward-looking statements.” Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “should,” “could,” “expects,” “seek to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause the Company or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievement expressed or implied by these forward-looking statements. TreeHouse’s Form 10-K for the year ended December 31, 2008 discusses some of the factors that could contribute to these differences. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this presentation. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

FINANCIAL INFORMATION
TREEHOUSE FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Net sales	$404,787	$398,082	$1,511,653	$1,500,650
Cost of sales	310,490	318,236	1,185,283	1,208,626

Gross profit	94,297	79,846	326,370	292,024
Operating expenses:
Selling and distribution	27,969	29,058	107,938	115,731
General and administrative	24,078	14,780	80,466	61,741
Other operating (income) expense, net	7,705	1,329	(6,224)	13,901
Amortization expense	3,427	3,180	13,381	13,526

Total operating expenses	63,179	48,347	195,561	204,899

Operating income	31,118	31,499	130,809	87,125
Other (income) expense:
Interest expense	4,286	5,838	18,430	27,614
Interest income	(6)	—	(45)	(107)
(Gain) loss on currency exchange	(2,615)	9,316	(7,387)	13,040
Other, net	(847)	7,382	(2,263)	7,123

Total other expense	818	22,536	8,735	47,670

Income before income taxes	30,300	8,963	122,074	39,455
Income taxes	8,207	1,836	40,760	10,895

Income from continuing operations	22,093	7,127	81,314	28,560

Loss from discontinued operations	—	(336)	—	(336)

Net income	$22,093	$6,791	$81,314	$28,224

Weighted average common shares:
Basic	32,530	31,522	31,982	31,341
Diluted	33,388	31,679	32,798	31,469

Net earnings per common share:
Basic	$0.68	$0.22	$2.54	$0.90
Diluted	$0.66	$0.21	$2.48	$0.90

Supplemental Information:
Depreciation and Amortization	$12,411	$10,346	$47,343	$45,854
Equity Based Compensation	$3,352	$3,398	$13,303	$12,193

Segment Information:
North American Retail Grocery
Net Sales	$265,657	$252,768	$971,083	$917,102
Direct Operating Income	$45,722	$35,253	$152,849	$114,511
Direct Operating Income Percent	17.2%	13.9%	15.7%	12.5%

Food Away From Home
Net Sales	$72,163	$69,264	$292,927	$294,020
Direct Operating Income	$11,941	$7,798	$36,069	$32,133
Direct Operating Income Percent	16.5%	11.3%	12.3%	10.9%

Industrial and Export
Net Sales	$66,967	$76,050	$247,643	$289,528
Direct Operating Income	$9,559	$8,871	$36,025	$33,473
Direct Operating Income Percent	14.3%	11.7%	14.5%	11.6%

The following table reconciles net income to adjusted EBITDA for the three and twelve months ended December 31, 2009 and 2008:
TREEHOUSE FOODS, INC.
RECONCILIATION OF REPORTED EARNINGS TO ADJUSTED EBITDA
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2009	2008	2009	2008
	(unaudited)		(unaudited)

Net income as reported	$22,093	$6,791	$81,314	$28,224
Interest expense	4,286	5,838	18,430	26,980
Interest income	(6)	—	(45)	(107)
Income taxes	8,207	1,835	40,760	10,895
Loss from discontinued operations, net of tax	—	336	—	336
Depreciation and amortization	12,411	10,346	47,343	45,852
Equity based compensation	3,352	3,398	13,303	12,193
One time factory costs associated with inventory reduction program	—	2,500		2,500
Revalue license agreement	—	—		634
Tradename impairment	7,600	—	7,600	—
Gain on insurance replacement of fixed assets	—	—	(13,609)	—
(Gain) loss on intercompany note translation and other	(463)	5,925	(4,929)	9,135
Mark to market adjustment on interest rate Swap	(875)	6,981	(2,104)	6,981
One -time acquisition costs	1,839		1,839
Acquisition integration and accounting adjustments	—	—	—	508
Net plant shut-down costs	172	805	885	12,905

Adjusted EBITDA	$58,616	$44,755	$190,787	$157,036